Exhibit 2.5

CERTIFICATE OF MERGER

of

CDSS MERGER CORPORATION

with and into

GREEN ENERGY MANAGEMENT SERVICES, INC.

Pursuant to Title 8, Section 251(c) of the General Corporation Law of the State of Delaware, the undersigned corporation executed the following Certificate of Merger:

FIRST: The constituent companies merging as described herein are CDSS Merger Corporation (CDSS”), a Delaware corporation, and Green Energy Management Services, Inc. (“GEM”), also a Delaware corporation.  The name of the surviving corporation is Green Energy Management Services, Inc.

SECOND: The Merger Agreement, as amended, has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Title 8, Section 251(c) of the General Corporation Law of the State of Delaware.

THIRD: The Certificate of Incorporation of the surviving corporation shall be GEM’s Certificate of Incorporation.

FOURTH: The merger is to become effective upon the filing of this Certificate of Merger.

FIFTH: The Merger Agreement, as amended, is on file at 381 Teaneck Road, Suite 3, Teaneck, New Jersey 07666, the place of business of the surviving corporation.

SIXTH: A copy of the Merger Agreement, as amended, will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

IN WITNESS WHEREOF: the surviving corporation has caused this Certificate to be signed by an authorized officer, the 20th day of August, 2010.

GREEN ENERGY MANAGEMENT SERVICES, INC.

By:	/s/ Michael Samuel
Michael Samuel
Chairman and CEO